Exhibit 10.1

Intellectual Property License Agreement

This Intellectual Property License Agreement (“Agreement”), dated as of June 11, 2026 (the “Effective Date”), is by and between Project LightShift, Inc., a Florida corporation, with offices located at 4040 NE 2nd Avenue #7D, Miami, Florida 33137 (“Licensor” or “PLS”), and Quantum Cyber N.V., a public company organized under the laws of the Netherlands and listed on the Nasdaq Capital Market (NCM: QUCY), with offices located at 1501 Belvedere Road Suite 500, West Palm Beach, FL, 33406 (“Licensee” or “Quantum”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, Licensor owns all right, title, and interest in and has the right to license to Licensee the Licensed Technology (as defined below);

WHEREAS, Licensee wishes to use the Licensed Technology in the Territory within the Licensed Field of Use (as defined below) and Licensor is willing to grant to Licensee a license to and under the Licensed Technology on the terms and conditions set out in this Agreement; and

WHEREAS, Licensee desires to obtain a license to the Licensed Technology for the purpose of developing, manufacturing, and commercializing, and otherwise deploying, quantum antenna systems for drone applications, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Action” has the meaning set forth in Section 12.1.

“Affiliate” of a Person means any other Person that, at any time during the Term, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” for purposes of this Agreement means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and “controlled by” and “under common control with” have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Bankruptcy Code” has the meaning set forth in Section 14.1.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, NY are authorized or required by Law to be closed for business.

“Change of Control” means (i) any merger, consolidation, or other business combination of Licensee with or into another entity in which the holders of Licensee’s outstanding voting securities immediately prior to such transaction hold less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity, (ii) any sale, lease, exchange, or other transfer of all or substantially all of the assets of Licensee, or (iii) any acquisition by a Person or group of Persons of beneficial ownership of more than fifty percent (50%) of the outstanding voting securities of Licensee.

“Commercial Sales” means all sales, transfers, or other dispositions of services or products related to or embodying Improvements by Licensor, its Affiliates, or Sublicensees to third parties in bona fide arm’s-length transactions in the Territory, including sales made through distributors, resellers, or agents. Commercial Sales shall not include: (a) transfers of any products between Licensor and its Affiliates or between Affiliates (provided that a subsequent sale to a third party by such Affiliate shall constitute a Commercial Sale); or (b) the provision of replacement services or products under warranty obligations at no additional charge to the customer.

“Confidential Information” means all non-public, confidential, or proprietary information of the Disclosing Party, whether in oral, written, electronic, or other form or media, whether or not such information is marked, designated, or otherwise identified as “confidential”,” and includes the terms and existence of this Agreement. Confidential Information does not include information that the Receiving Party can demonstrate by documentation: (w) was already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (x) was or is independently developed by the Receiving Party without reference to or use of any Confidential Information; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party; or (z) was received by the Receiving Party from a third party who was not, at the time of receipt, under any obligation to the Disclosing Party or any other Person to maintain the confidentiality of such information.

“Disclosing Party” has the meaning set forth in Section 9.1.

“Effective Date” has the meaning set forth in the preamble.

“Field of Use” means the development, manufacture, and commercialization and other deployment of quantum antenna systems integrated into or designed for unmanned aerial vehicles and drone platforms used in defense and national security applications. All rights to the Licensed Technology outside the Field of Use are expressly reserved by Licensor.

“Governmental Authority” means any federal, state, national, supranational, local, or other government, whether domestic or foreign, including any subdivision, department, agency, instrumentality, authority (including any regulatory authority), commission, board, or bureau thereof, or any court, tribunal, or arbitrator.

“Improvement” means any modification of or improvement or enhancement to the Licensed Technology, whether or not patentable or susceptible to any form of intellectual property protection, including any new technology, know-how, processes, software, designs, or other developments related to or derived from the Licensed Technology.

“Intellectual Property Rights” means any and all rights, title, and interest in and to intellectual property, whether protected, created, or arising under the laws of the United States or any other jurisdiction, including: (a) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (b) trademarks, service marks, trade names, trade dress, logos, corporate names, domain names, and other source identifiers, together with all goodwill associated therewith; (c) copyrights, works of authorship, and moral rights; (d) trade secrets, know-how, inventions, processes, techniques, methodologies, and other confidential or proprietary information; (e) mask works and semiconductor topography rights; (f) database rights; (g) rights of publicity and privacy; (h) all registrations, applications, renewals, extensions, and reversions of the foregoing; and (i) all other intellectual property rights and proprietary rights, however denominated, throughout the world.

“Indemnitee” has the meaning set forth in Section 12.1.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Licensed Patents” means (a) U.S. Provisional Patent Application No. 63/839,863, titled “Integrated Quantum Photonic Array for Multispectral Energy Capture and Conversion,” filed July 7, 2025, and all non-provisional applications or other patent applications including such subject matter, including without limitation all continuations, continuations-in-part, divisionals, extensions, substitutions, reissues, re-examinations, renewals of any of the foregoing, and all patent rights directed to any Improvement; and foreign counterparts of any of the foregoing, (b) all patents issuing from the foregoing patent applications, (c) any patents in the Territory issuing from any applications that claim domestic benefit or foreign priority from any of the patents or patent applications identified in subsection (a) or from which any of the patents or patent applications identified in subsection (a) claim domestic benefit or foreign priority. Schedule 1 will be amended from time-to-time during the Term to include all Licensed Patents owned, co-owned, or controlled by Licensor that cover or incorporate any Improvements.

“Licensed Products” means all quantum antenna systems and related products and services integrated into or designed for unmanned aerial vehicles and drone platforms, the manufacture, use, offer for sale, sale, importation, or other exploitation of which utilizes or incorporates any Licensed Technology, in each case regardless of form factor, configuration, branding, or generation.

“Licensee” has the meaning set forth in the preamble.

“Licensor” has the meaning set forth in the preamble.

“Losses” means all losses, damages, liabilities, costs, and expenses, including reasonable attorneys’ fees and other litigation costs.

“Licensed Technology” means, collectively, (a) the Licensed Patents, (b) the quantum photonic array technology, as described for example in the Licensed Patents, and (c) all related trade secrets, know-how, technical data, designs, specifications, software, firmware, hardware designs, manufacturing processes, and other proprietary information owned or controlled by Licensor or its Affiliates as of the Effective Date or during the Term that is necessary or useful for Licensee to make, use, offer for sale, sell, import, or otherwise exploit the Licensed Products within the Licensed Field of Use in the Territory, in each case whether existing as of the Effective Date or developed or acquired by Licensor or its Affiliates at any time during the Term.

“Net Revenues” means, with respect to any Commercial Sale, the gross amounts invoiced or received by Licensor, its Affiliates, or sublicensees for such Commercial Sale, less the following deductions to the extent actually incurred, allowed, or accrued in accordance with generally accepted accounting principles consistently applied: (a) trade discounts, quantity discounts, and rebates actually granted and taken; (b) credits, allowances, and refunds for returned, rejected, or recalled products or services embodying or related to the Improvement(s); (c) freight, shipping, handling, insurance, and customs duties charges included in the invoiced amount; (d) sales, use, value-added, excise, and other similar taxes, tariffs, and governmental charges imposed on such sale (excluding income taxes assessed on Licensor’s net income); and (e) uncollectible accounts, to the extent previously included in Net Revenues, written off in accordance with Licensor’s standard accounting practices (provided that if any such amounts are subsequently collected, they shall be included in Net Revenues for the quarter in which collected).

“Party” has the meaning set forth in the preamble.

“Person(s)” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Receiving Party” has the meaning set forth in Section 9.1.

“Representatives” means a Party’s and its Affiliates’ employees, officers, directors, consultants, and legal advisors.

“Sublicensee” means any Person that is granted a sublicense, in whole or in part, by Licensee under this Agreement.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity that is controlled by such Person, and “control” has the meaning given to it in the definition of “Affiliate”.

“Term” has the meaning set forth in Section 13.1.

“Technology” means any information, data, materials, discovery, invention, idea, process, protocol, techniques, formulation, know-how, trade secret, method, development, enhancement, modification, improvement, work of authorship, computer software (including source code and object code), material, or sample, and documentation of any of the foregoing (including any records, data, concepts, information, designs, programs, formulae, or writings), in each case whether patentable or not, or susceptible to copyright, trade secret, or any other form of legal protection under applicable Law (including regulations).

“Territory” means worldwide.

“Valid Claim” means, on a country-by-country basis, a claim of an unexpired issued or granted Licensed Patent, as long as the claim has not been admitted by Licensor or otherwise caused to be invalid or unenforceable through reissue, disclaimer, or otherwise, or held invalid or unenforceable by a Governmental Authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken.

2. Grant.

2.1 Scope of Grant. Subject to the terms and conditions of this Agreement (including Licensee’s satisfaction of the funding obligations set forth in Section 4), Licensor, on behalf of itself and its Affiliates, hereby grants to Licensee and its Affiliates during the Term an exclusive (even as to Licensor), irrevocable, royalty-free right and license under the Licensed Technology and all associated Intellectual Property Rights to make, have made, use, offer to sell, sell, import, and otherwise exploit Licensed Products within the Licensed Field of Use in the Territory. For the avoidance of doubt, all rights to the Licensed Technology outside the Licensed Field of Use are expressly reserved by Licensor.

2.2 Restrictions on Licensor. Licensor shall not, and shall not grant others the right to make, use, offer to sell, sell, import, or otherwise exploit Licensed Products or Licensed Technology within the Licensed Field of Use during the Term in the Territory.

2.3 Sublicensing. Licensee may not grant sublicenses under the Licensed Technology within the Licensed Field of Use without Licensor’s consent, which shall not be unreasonably withheld, conditioned, or delayed. The terms of any sublicense to a third party, including revenue sharing, shall be subject to prior written agreement between the Parties.

2.4 Licensed Field of Use Limitation. The license granted under Section 2.1 is limited solely to the Licensed Field of Use. Licensee shall not use the Licensed Technology for any purpose outside the Licensed Field of Use without the prior written consent of Licensor.

3. Improvements.

3.1 Notice of Improvements. If Licensor develops any Improvement or files a patent application anywhere in the Territory for any Improvement, Licensor shall provide written notice to Licensee within twenty (20) Business Days after the development or filing date, as applicable, with such details of the Improvement as Licensee reasonably requires to effectively evaluate the Improvement. Said evaluation by Licensee shall not carry any duty, obligation, enforcement action, enforcement obligation or any lack thereof, or the Licensee’s right to register said Improvement.

3.2 License to Improvements. All Improvements developed or acquired by Licensor or its Affiliates during the Term shall automatically be included in the Licensed Technology and subject to the license granted under Section 2.1, without the requirement of any additional consideration, filing, or action by either Party and regardless of whether such Improvement is patentable or otherwise protectable under any intellectual property Laws. To the extent any Improvement is the subject of a patent application, such patent application will be deemed a Licensed Patent effective upon filing. For the avoidance of doubt, all the foregoing Improvements by Licensor, shall be owned by Licensor and included within the license granted hereunder, except as otherwise agreed in writing by the Parties or as provided in Section 3.3.

3.3 No Grant-Backs. All right, title, and interest in any Improvement conceived, made, or reduced to practice by Licensee during the Term of this Agreement, and all Intellectual Property Rights claiming any such Improvements, will:

(a) as between the Parties, remain the sole and exclusive property of Licensee; and

(b) not be licensed to Licensor, unless the parties otherwise specifically agree in writing.

3.4 Jointly Developed Technology. Any Improvement that would, but for the provisions of this Agreement, be deemed to be jointly invented or authored by the Parties (i) based upon “inventorship” according to the principles of United States patent law; (ii) based upon authorship according to the principles of U.S. copyright law; and (iii) other applicable Law in the U.S. for non-patentable Intellectual Property, shall in all cases, along with any Intellectual Property Rights resulting from or embodying such Improvement, be jointly owned by the Parties. For the sake of clarity, as provided in Section 3.2, Licensor’s rights in any such jointly developed Improvement shall automatically be included in the Licensed Technology and Licensed Patents and shall be subject to the license granted under Section 2.1, and Licensee’s rights in any such jointly developed Improvement during the Term will be subject to Section 3.3.

Any jointly owned or authored improvement outside the Field of Use under the present Agreement shall be subject to a separate Jointly Developed Technology Agreement (“JDTA”); provided, however, that all licenses, rights of use, commercialization rights, sublicensing rights, and other rights granted in the Field of Use under this Agreement shall automatically extend to and include such Jointly Developed Technology unless expressly modified in an applicable JDTA. Furthermore, the expiration or termination of this Agreement shall not affect either Party’s rights in or to any Jointly Developed Technology developed during the Term, which rights shall thereafter be governed exclusively by any applicable JDTA. The JDTA shall establish the respective ownership interests, economic rights, transfer rights, and post-termination obligations of the Parties with respect to such Jointly Developed Improvements and shall survive the expiration or termination of this Agreement.

4. Consideration.

4.1 Upfront Consideration. In consideration of the license and rights granted hereunder, Licensee shall pay or cause to be paid to Licensor at the execution of this Agreement:

4.2 Cash Payment. One Million US Dollars ($1,000,000) in cash (the “Cash Consideration”), payable in installments as follows: (a) Five Hundred Thousand US Dollars ($500,000) payable within (5) Business days after the Effective Date of this Agreement; (b) Two Hundred Fifty Thousand US Dollars ($250,000) payable on or before September 30, 2026; and (c) Two Hundred Fifty Thousand US Dollars ($250,000) payable on or before December 31, 2026. If Development Reports are regularly provided as required under Section 4.6, Licensor may reasonably request acceleration of the foregoing payment schedule by demonstrating a timely and reasonable need based on demonstrated progress to obtain additional funding to develop the Prototype.

4.3 Share Consideration.

(a) Licensee shall issue to the owners of Licensor newly issued restricted shares of restricted common stock of Licensee having an aggregate value of Five Million US Dollars ($5,000,000) (the “Consideration Shares”), which Consideration Shares shall be issued upon the execution of this Agreement subject to Section 4.3(b). The per-share price shall be determined based on the average of the volume-weighted average prices for the Licensee’s common stock one each of the ten (10) Trading Days immediately preceding the Effective Date. In the event that this Agreement is terminated prior to the twelve (12) month anniversary of the Effective Date for any reason other than Licensee’s material breach, Licensor shall return to Licensee for cancellation a pro rata portion of the Consideration Shares based on the number of full months remaining in such twelve (12) month period. Notwithstanding anything in this Agreement to the contrary, and in addition to the provisions of Section 4.3(b), Licensor agrees with the Licensee that during the period beginning on the Effective Date and ending on the date that is six (6) months after the Effective Date (the “Lock-Up Period”), Licensor will not, without prior consent from the Licensee, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of or transfer any shares of common stock or securities convertible into or exchangeable or exercisable for common stock of the Licensee (collectively, “Lock-Up Securities”), whether now owned or hereafter acquired by Licensor or with respect to which such Licensor has or hereafter acquires the power of disposition, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Consideration Shares or other securities, in cash or otherwise. In addition, following the expiration of the Lock-Up Period until the Licensor no longer holds any Lock-Up Securities (the “Leak-Out Period”), Licensor shall not sell, transfer or otherwise dispose of Lock-Up Securities on any given Trading Day in an amount exceeding 2% of the weighted average daily trading volume of the Consideration Shares over the thirty (30) Trading Days immediately preceding such Trading Day (the “Leak-Out Limitation”). For purposes hereof, “Trading Day” means a day on which the principal trading market for the Licensee’s common stock is open for trading. Licensee shall take reasonable steps to ensure the removal of the restrictive legend on any Consideration Shares when such shares are eligible for a resale exemption under applicable securities laws.

(b) In addition to, and not in limitation of the provisions of Section 4.3(a), the Consideration Shares shall vest in eight (8) equal quarterly installments on the following dates (each, a “Vesting Date”): September 30, 2026; December 31, 2026, March 31, 2027; June 30, 2027; September 30, 2027; December 31, 2027, March 31, 2028 and June 30, 2028. One-eighth of the Consideration Shares shall vest on each Vesting Date, subject to the continued effectiveness of the License Agreement as of such Vesting Date. In the event the License Agreement is terminated for any reason prior to a Vesting Date, all Consideration Shares that have not vested as of the effective date of such termination shall be immediately forfeited and cancelled, and Licensor shall have no further right, title, or interest in or to such unvested Consideration Shares. Licensee shall be entitled to take all actions necessary to effect such forfeiture and cancellation, including instructing the Licensee’s transfer agent to cancel the unvested Consideration Shares on its books and records. The Licensor shall not assign, sell or otherwise transfer any Consideration Shares which have not vested in accordance with this Section 4.3(b).

4.4 Exclusivity Condition. The exclusivity of the license rights granted hereunder including under Section 2.1 shall be conditioned upon Licensee’s satisfaction of the funding commitments set forth in Sections 4.2 and 4.3, and shall not become effective until such funding is received by Licensor. In the event such funding is not received within ninety (90) days of December 31, 2026, the license granted under Section 2.1 shall automatically convert to a non-exclusive basis; provided, however, that Licensee shall have a sixty (60) day cure period following written notice from Licensor of such non-receipt to complete the required funding and restore exclusivity before Licensor is permitted to enter any agreement with a third party related to the Licensed Technology and the rights licensed under this Agreement.

4.5 Change of Control. In the event of a Change of Control of Licensee, the license granted under this Agreement shall not be assignable to the acquirer or surviving entity without the prior written consent of Licensor, which consent shall not be unreasonably withheld, conditioned, or delayed. Notice of Change of Control shall be made by the Licensee at least five (5) Business Days in advance of such proposed Change of Control, and Licensor consent will be deemed granted at Noon Eastern five (5) Business Days after such Notice is provided, unless Licensor has timely notified Licensee of any objection and refusal to consent. For the avoidance of doubt, a Change of Control shall not, in and of itself, constitute grounds for termination of this Agreement, and the license granted hereunder shall remain in full force and effect following a Change of Control, subject to the foregoing consent requirement.

4.6 Prototype Milestone. Licensor shall use commercially reasonable efforts as a company in the defense sector would use to research, develop, and commercialize national-defense related products to deliver a demonstrable prototype of the Licensed Technology (the “Prototype”) by December 31, 2026. A detailed technical development plan and milestone schedule shall be attached as Exhibit A to this Agreement and incorporated herein by reference. Licensor shall provide Licensee with monthly written progress reports detailing the efforts and status of development activities, any Improvements, any material deviations from the development plan of Exhibit A, and any revisions to anticipated timelines for completion of the Prototype (“Development Reports”). If Licensor fails to deliver regular Development Reports monthly, or fails to timely deliver the Prototype within a three (3) month grace period by March 30, 2027 (before the next quarterly Vesting Date occurs), Licensee shall have the right, in its sole discretion, to terminate this Agreement pursuant to Section 13.2 for material breach by Licensor.

4.7 Post-Prototype Commercial Arrangement and Royalty to Licensee for Licensor’s Further Commercialization.

(a) Upon successful demonstration of the Prototype, Licensee shall have an exclusive one hundred twenty (120) day right of first negotiation (the “ROFN Period”) to be negotiated in good faith for a joint venture, royalty arrangement, or other commercial arrangement, covering the further commercialization of the Licensed Technology within the Licensed Field of Use. If the Parties do not reach a definitive agreement within the ROFN Period, the license granted under Section 2.1 shall remain in effect on its existing terms, and Licensor shall be free to negotiate with third parties for applications of the Licensed Technology outside the Licensed Field of Use. The terms of any such joint venture or royalty arrangement shall be set forth in separate definitive documentation.

(b) In any circumstance where the Cash Payment of Section 4.2 has been paid to Licensee, if Licensor successfully commercializes a product or service related to or embodying any Improvement developed after the Effective Date of this Agreement (whether or not a successful Prototype is demonstrated and whether or not a definitive Agreement for further commercialization is entered under Section 4.7(a)), Licensor shall pay to Licensee a royalty equal to five percent (5%) of Net Revenues received by Licensor or its Affiliates (“Royalty”) that are attributable to Commercial Sales of such products or services related to or embodying such Improvement. Royalties shall be calculated and paid on a quarterly basis, within thirty (30) days following the end of each calendar quarter, accompanied by a written report setting forth in reasonable detail the calculation of such Royalty. The Parties hereby agree such royalty will be reasonable to compensate Licensee for its Cash Payment and other consideration provided to Licensor under this Agreement.

4.8 Special Advisor. Concurrently with the execution of this Agreement, Nadab Akhtar shall be appointed as a Special Advisor to Licensee on quantum technologies. This advisory role shall cover all of Licensee’s quantum technology initiatives and shall not be limited to the Licensed Field of Use. The terms of the advisory engagement, including compensation, duration, non-competition tied to the Licensed Technology and eventual Licensed Products, non-solicitation of Licensee’s customers, and scope of services, shall be set forth in a separate advisory agreement executed concurrently with this Agreement.

4.9 Use of Cash Consideration. Licensor acknowledges and agrees that the Cash Consideration received pursuant to Section 4.2 shall be used by Licensor solely for the development, prototype delivery, enhancement, and improvement of the Licensed Technology within the Licensed Field of Use. Licensor shall, upon reasonable request by Licensee (but no more frequently than once a month), provide reasonable documentation evidencing the use of such funds for such purposes.

4.10 SEC Filings. Immediately upon execution of this Agreement, Licensee and its counsel shall prepare and file a Current Report on Form 8-K with the United States Securities and Exchange Commission for the disclosure of the transactions contemplated by this Agreement.

4.11 Audit Rights. During the Term and for two (2) years following any termination or expiration of this Agreement, (a) Licensor shall have the right, at its sole cost and expense and upon reasonable prior written notice, to audit Licensee’s books and records solely to the extent necessary to verify compliance with the sublicensing and Field of Use requirements under this Agreement; and (b) Licensee shall have the right, at its sole cost and expense and upon reasonable prior written notice, to audit Licensor’s books and records solely to the extent necessary to evaluate proper use of the Cash Consideration provided for research and development under Section 4.2, to verify Licensor is not violating the Field of Use restrictions of this Agreement itself or granting rights to or assisting any third party in the licensed Field of Use, and to verify compliance with any royalties owed by Licensor under Section 4.7(c). Any such audit shall be conducted during normal business hours and no more than once per calendar year, unless violation of any provisions of this Agreement have been uncovered in such an audit.

5. [RESERVED].

6. Patent Prosecution and Maintenance.

6.1 Patent Prosecution and Maintenance. Subject to Section 6.2, for each patent application and patent included within the Licensed Patents, Licensee shall, at its sole cost and expense, prepare, file, prosecute, and maintain such Licensed Patent using reasonable care and skill. Without limiting the foregoing, Licensee may in its discretion:

(a) subject to Section 6.2, select and direct patent counsel of its choosing;

(b) keep Licensor reasonably informed, as Licensee deems appropriate, of material developments in the prosecution of Licensed Patents;

(c) upon reasonable request by Licensor, provide copies of material filings and correspondence with patent offices;

(d) make decisions regarding the scope, strategy, and prosecution of Licensed Patents in its sole discretion; and

(e) notify Licensor in writing of any decision to abandon any Licensed Patent, in accordance with section 6.2.

(f) Licensor shall, at Licensee’s request and out-of-pocket expense, provide all reasonable cooperation and assistance in connection with the prosecution and maintenance of the Licensed Patents, including executing all documents, instruments, and declarations reasonably necessary to effectuate the filing, prosecution, and maintenance of the Licensed Patents.

6.2 Abandonment. If Licensee plans to abandon any patent application or patent included within the Licensed Patents in the Territory, Licensee shall notify Licensor in writing at least ninety (90) days in advance of the due date of any payment or other action that is required to prosecute and maintain such Licensed Patent. Following such notice, Licensor will have the right, in its sole discretion, to assume control and direction of the prosecution and maintenance of such Licensed Patent at its sole cost and expense in such country, and Licensor shall, at Licensee’s request, assign to Licensee such patent application or patent. Effective as of the effective date of any such assignment under this Section 6.2, such patent application or patent shall no longer be a Licensed Patent.

7. Enforcement of Licensed Patents.

7.1 Notice of Infringement or Third-Party Claims. If either Party becomes aware of (a) any suspected infringement of any Licensed Patent by a third party in the Territory, or (b) any claim that any Licensed Patent is invalid or unenforceable, such Party shall promptly notify the other Party and provide it with all details of such infringement or claim, as applicable, that are known by such Party.

7.2 Right to Bring Action or Defend. Licensee shall have the first right, but not the obligation, to bring an infringement action to enforce any Licensed Patent, to defend any declaratory judgment action or administrative proceeding concerning any Licensed Patent, and take any other lawful action reasonably necessary to protect, enforce, or defend any Licensed Patent, and to control the conduct thereof.

7.3 Cooperation, Recovery, and Settlement. In the event Licensee undertakes the enforcement or defense of any Licensed Patent in accordance with Section 7.2:

(a) Licensor shall provide all reasonable cooperation and assistance, at Licensee’s expense, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and being joined as a party to such action as necessary to establish standing;

(b) any recovery, damages, or settlement derived from such suit, action, or other proceeding will be for the account of Licensee attorneys’ fees; and

(c) Licensee may settle any such suit, action, or other proceeding, whether by consent order, settlement, or other voluntary final disposition, without the prior written approval of Licensor provided that Licensor must consent to such settlement in the event that the validity of any Licensed Patent rights are affected, which Licensor consent shall not be unreasonably withheld, delayed, or conditioned.

8. Compliance with Laws.

8.1 Patent Marking. Licensee shall comply with the patent marking provisions of 35 U.S.C. § 287(a) by marking all Licensed Products with the word “patent” or the abbreviation “pat.” and either the relevant Licensed Patents or a web address that is freely accessible to the public and that lists the relevant Licensed Patents. Licensee shall comply with the patent marking Laws of the relevant countries in the Territory.

8.2 Recordation of License. If recordation of this Agreement or any part of it with a national or supranational Governmental Authority is necessary or useful for Licensee to fully enjoy the rights, privileges, and benefits of this Agreement, Licensor shall, at its own expense, record this Agreement or all such parts of this Agreement and information concerning the license granted hereunder with each such appropriate national or supranational Governmental Authority.

9. Confidentiality.

9.1 Confidentiality Obligations. Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other Party (the “Disclosing Party”). As a condition to being furnished with Confidential Information, the Receiving Party shall, during the Term and for five (5) years hereafter (except that with respect to any trade secrets the obligations under this Section 9 shall survive indefinitely):

(a) not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

(b) maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 9.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i) have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights with respect to such Confidential Information, under this Agreement;

(ii) have been apprised of this restriction; and

(iii) are themselves bound by written nondisclosure agreements at least as restrictive as those set out in this Section 9, provided further that the Receiving Party will be responsible for ensuring its Representatives’ compliance with, and will be liable for any breach by its Representatives of, this Section 9.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses with respect to its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

9.2 Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

(a) provide prompt written notice to the Disclosing Party so the Disclosing Party may seek: to limit or quash the legal requirement, a protective order or other appropriate remedy, or to waive its rights under Section 9; and

(b) disclose only the portion of Confidential Information it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under Section 9, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

10. Representations and Warranties.

10.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b) it has, and throughout the Term will retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and

(d) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

10.2 Licensor’s Representations and Warranties. Licensor represents and warrants that:

(a) The patents and patent applications identified on Schedule 1 and the Licensed Technology collectively constitute all of the Intellectual Property Rights owned by Licensor or its Affiliates that are necessary or useful for Licensee, or its permitted Sublicensees, to make, use, offer to sell, sell, import, and otherwise exploit the Licensed Products in the Territory;

(b) it and its Affiliates are the sole and exclusive owners of the entire right, title, and interest in and to the Licensed Technology (including the Licensed Patents),

(c) all rights to the Licensed Technology have been obtained directly from the sole inventor Wolf Kohn, who has validly assigned his entire right, title, and interest to the foregoing, and who did not and does not have any obligation to assign, transfer, license, or otherwise give permission regarding the Licensed Technology to any employer or any other third party;

(d) it has, and throughout the Term will retain, the right to grant the license granted to Licensee hereunder, and it has not granted, and is not under any obligation to grant, to any third party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest in or to the Licensed Technology that conflicts with the rights and licenses granted to Licensee hereunder;

(e) Licensor has complied in all material respects with all applicable Laws in connection with the prosecution of the Licensed Patents, including any disclosure requirements of the United States Patent and Trademark Office and any foreign patent office, and has timely paid all filing and renewal fees payable with respect thereto;

(f) there is no settled, pending, or to its knowledge threatened litigation, claim, or proceeding alleging that any (x) Licensed Technology violates the Intellectual Property Rights of any third party; or (y) Licensed Patent is invalid or unenforceable (including any interference, nullity, opposition, inter partes, or post-grant review or similar invalidity or patentability proceedings before the United States Patent and Trademark Office or any foreign patent office), and it has no knowledge after reasonable investigation of any factual, legal, or other reasonable basis for any such litigation, claim, or proceeding;

(g) the Licensed Technology is currently in development, and Licensor has not withheld any information material to the development status, technical feasibility, or commercial readiness of the Licensed Technology.

10.3 Licensee’s Representations and Warranties. Licensee represents and warrants to Licensor that:

(a) the Consideration Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable, and free and clear of all liens, encumbrances, and restrictions, other than restrictions on transfer under applicable federal and state securities laws and as set forth in this Agreement; and

(b) Licensee has reserved from its duly authorized capital stock a sufficient number of shares for the issuance of all Consideration Shares contemplated by this Agreement.

10.4 Licensor’s Securities Representations and Warranties. Licensor represents and warrants to Licensee that:

(a) Licensor is either (x) an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), or (y) not a “U.S. Person” as that term is defined in Rule 902 of Regulation S promulgated under the Securities Act and was outside of the United States at the time it was offered the Consideration Shares, will be outside of the United States when executing this Agreement, and is not acquiring the Consideration Shares for the account or benefit of any U.S. Person;

(b) Licensor acknowledges that the Consideration Shares have not been registered under the Securities Act or under any state securities laws and are “restricted securities” within the meaning of Rule 144 under the Securities Act. Licensor understands that the Consideration Shares may not be offered, sold, pledged, or otherwise transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in accordance with applicable state securities laws;

(c) Licensor acknowledges that the Consideration Shares are speculative in nature, may decline in value, and that there is no guarantee of any return on Licensor’s receipt of the Consideration Shares. Licensor has the financial ability to bear the economic risk of holding the Consideration Shares for an indefinite period and can afford a complete loss of its investment in the Consideration Shares; and

(d) Licensor has conducted its own independent investigation and due diligence with respect to Licensee and the Consideration Shares, has had the opportunity to ask questions of and receive answers from Licensee’s management concerning the financial condition, results of operations, business, and prospects of Licensee, and has made its own assessment of and is satisfied with the merits and risks of receiving the Consideration Shares as partial consideration under this Agreement. Licensor is not relying on any representations or warranties of Licensee other than those expressly set forth in this Agreement.

11. Exclusion of Consequential and Other Direct Damages. EXCEPT IN THE EVENT OF A BREACH OF SECTION 9 (CONFIDENTIALITY) OR PURSUANT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 12, TO THE FULLEST EXTENT PERMITTED BY LAW, LICENSEE WILL NOT BE LIABLE TO LICENSOR OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE AND THE PARTY AGAINST WHOM LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED REMEDY OF ITS ESSENTIAL PURPOSE.

12. Indemnification.

12.1 Indemnification by Licensor. Licensor shall indemnify, defend, and hold harmless Licensee and its Affiliates, and each of Licensee’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, a “Licensor Indemnitee”) against all Losses arising out of or resulting from any third-party claim, suit, action, or proceeding (each, an “Action”) related to or arising out of: (a) Licensor’s breach of any representation, warranty, covenant, or obligation under this Agreement, including any misrepresentation regarding, or failure to disclose, information within Licensor’s control or actually known to Licensor; or (b) any use of the Licensed Technology that infringes or otherwise violates the Intellectual Property Rights of any third party.

12.2 Indemnification by Licensee. Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, and each of Licensor’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, a “Licensee Indemnitee”) against all Losses arising out of or resulting from any Action related to or arising out of: (a) Licensee’s breach of any representation, warranty, covenant, or obligation under this Agreement, including any misrepresentation regarding, or failure to disclose, information within Licensee’s control or actually known to Licensee; or (b) Licensee’s use, commercialization, or exploitation of the Licensed Technology to the extent such use, commercialization, or exploitation exposes Licensor to third-party claims not otherwise covered by Licensor’s indemnification obligations under Section 12.1.

12.3 Indemnification Procedure. The Party seeking indemnification (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Action and cooperate with the Indemnitor at the Indemnitor’s sole cost and expense. The Indemnitor shall immediately take control of the defense and investigation of the Action and shall employ counsel reasonably acceptable to the Indemnitee to handle and defend the same, at the Indemnitor’s sole cost and expense. The Indemnitor shall not settle any Action in a manner that adversely affects the rights of any Indemnitee without the Indemnitee’s prior written consent, which consent may not be unreasonably withheld or delayed. The Indemnitee’s failure to perform any obligations under this Section 12.3 shall not relieve the Indemnitor of its obligations under this Section 12.3 except to the extent the Indemnitor can demonstrate that it has been materially prejudiced as a result of the failure. The Indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

12.4 Insurance. The Parties will each maintain general liability and property insurance in an amount reasonable and customary for companies operating in the defense sector.

13. Term and Termination.

13.1 Term. This Agreement is effective as of the Effective Date and, unless terminated earlier in accordance with Section 13.2, will continue in full force and effect in perpetuity (the “Term”).

13.2 Termination.

(a) Licensee may terminate this Agreement at any time without cause, and without incurring any additional obligation, liability, or penalty, by providing at least thirty (30) Business Days’ prior written notice to Licensor.

(b) The non-breaching Party may terminate this Agreement on written notice to the other Party if the other Party materially breaches this Agreement and fails to cure such breach within ninety (90) days after receiving written notice thereof.

(c) Licensee may terminate this Agreement at any time if (i) Licensor fails to timely deliver two (2) consecutive Development Reports or (ii) Licensor misuses the funds provided under Section 4.2, in which case Licensor shall refund all such cash payments made and otherwise forfeit all consideration paid or payable under this Agreement.

13.3 Effect of Termination. Upon any termination of this Agreement: (a) Licensor shall return to Licensee all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Licensee’s Confidential Information; (b) Licensor shall permanently erase Licensee’s Confidential Information from its computer systems; (c) Licensor shall certify in writing to Licensee that it has complied with the requirements of this Section 13.3; and (d) all unvested Consideration Shares shall be automatically forfeited and returned to Licensee for cancellation in accordance with Section 4.3. Notwithstanding the foregoing, in the event this Agreement is terminated due to Licensor’s material breach pursuant to Section 13.2(b), (i) all unvested Consideration Shares shall immediately and automatically be clawed back and returned to Licensee for cancellation without any further consideration or action by either Party, and (ii) Licensee shall have the right, exercisable in its sole discretion by written notice to Licensor within ninety (90) days following such termination, to repurchase all vested Consideration Shares then held by Licensor at a price per share equal to par value ($0.001 per share) as liquidated damages, and Licensor shall promptly surrender such shares upon receipt of payment therefore.

13.4 Licensee’s Rights Upon Termination for Licensor’s Breach. Notwithstanding anything to the contrary in this Agreement, in the event Licensee terminates this Agreement pursuant to Section 13.2(b) as a result of Licensor’s material breach, Licensee may, in its sole discretion, elect to retain all rights and licenses granted under this Agreement (including all rights under the Licensed Technology and Licensed Patents), which rights and licenses shall survive such termination as fully paid-up, perpetual, irrevocable, and royalty-free licenses. Upon any such election by Licensee, Licensor shall reasonably cooperate with Licensee , its technical information, documentation, know-how, and other materials necessary or useful for Licensee to continue manufacturing, using, offering for sale, selling, importing, and otherwise exploiting products incorporating the Licensed Technology (a “Technology Transfer”), including by: (i) promptly delivering to Licensee or its designee complete copies of all technical data, formulations, specifications, processes, procedures, and other information embodied in or relating to the Licensed Technology; (ii) making Licensor’s qualified personnel reasonably available to Licensee for consultation and assistance in connection with the Technology Transfer for a period of up to twelve (12) months following Licensee’s election; and (iii) executing such additional documents and instruments as may be reasonably necessary to effectuate the Technology Transfer. Licensor shall bear its own costs in connection with such cooperation, except that Licensee shall reimburse Licensor for reasonable, documented out-of-pocket expenses incurred at Licensee’s specific written request. For the avoidance of doubt, Licensee’s election to retain the licenses under this Section 13.4 shall not limit or waive any other rights or remedies available to Licensee at law or in equity, including any right to recover damages or seek clawback of the Upfront Consideration.

13.5 Expiration of Licensed Patent(s). At the expiration of the last patent to expire under the Licensed Patents in any country in the Territory with respect to any Licensed Product, Licensee will have a perpetual, irrevocable, fully paid-up, royalty-free right and license, including right to sublicense through multiple tiers, to subsequently make, use, offer to sell, sell, and import in that country any and all products that were previously Licensed Products and shall have no further obligations to Licensor in that country with respect to such Licensed Patents or any other Licensed Technology. For the avoidance of doubt, the license to the Licensed Technology (including all non-patent Intellectual Property Rights) granted hereunder shall continue in full force and effect in accordance with the Term.

13.6 Survival. The rights and obligations of the Parties set forth in this Section 13.6 and Section 1 (Definitions), Section 4 (Consideration), Section 9 (Confidentiality), Section 10 (Representations and Warranties), Section 12 (Indemnification), Section 13.3 (Effect of Termination), Section 13.4 (Licensee’s Rights Upon Termination for Licensor’s Breach), Section 13.5 (Expiration of Licensed Patents), and Section 14 (Miscellaneous), and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

14. Miscellaneous.

14.1 Bankruptcy. All rights and licenses granted by Licensor under this Agreement are and will be deemed to be rights and licenses to “intellectual property” as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. § 365(n)), and, to the extent applicable, any equivalent or analogous provisions under the insolvency, bankruptcy, or restructuring laws of any other applicable jurisdiction. Licensee has all rights, elections, and protections under the Bankruptcy Code and all other bankruptcy, insolvency, and similar laws with respect to the Agreement, and the subject matter hereof. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, if Licensor or its estate shall become subject to any bankruptcy or similar proceeding:

(a) subject to Licensee’s rights of election under Section 365(n), all rights, licenses, and privileges granted to Licensee under this Agreement will continue subject to the respective terms and conditions hereof, and will not be affected, even by Licensor’s rejection of this Agreement; and

(b) Licensee shall be entitled to a complete duplicate of, or complete access to, as appropriate, all such intellectual property and embodiments of intellectual property including source code, which, if not already in Licensee’s possession, shall be promptly delivered to Licensee or its designee, unless Licensor elects to and does in fact continue to perform all of its obligations under this Agreement.

14.2 Further Assurances. Each Party shall, and shall cause their respective Affiliates to, upon the reasonable request, and at the sole cost and expense, of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement. Each Party shall fully comply with all applicable Laws regarding export control compliance and technical data handling.

14.3 Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither Party has authority to contract for or bind the other Party in any manner whatsoever.

14.4 No Public Statements. Neither Party may issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Party.

14.5 Notices. The Parties shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement in writing and addressed to the applicable recipient as set out below (or as the recipient otherwise specifies in accordance with this Section). Notices and other communications sent in accordance with this Section will be deemed to have been validly given and effective: (a) when delivered by hand (with written confirmation of receipt); (b) when delivered if sent by a nationally recognized same-day or overnight courier (with all fees prepaid); (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

If to Licensor:	Project LightShift, Inc.

4040 NE 2nd Avenue #7D,
Miami, Florida 33137
Email: nadab@excite.io
Attention: Nadab Akhtar

If to Licensee:	Quantum Cyber N.V.

1501 Belvedere Road Suite 500, West Palm Beach, FL, 33406
Email: david@activistinvestingllc.com Attention: David Lazar

With a copy to (which shall not constitute notice:	Haynes and Boone, LLP

30 Rockefeller Plaza, Floor 22
New York, NY 10112
Email: rick.werner@haynesboone.com
Attention: Rick Werner

14.6 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole.

Unless the context otherwise requires, references herein to: (x) Sections, Exhibits, and Schedules refer to the Sections of and Schedules and Exhibits attached to this Agreement; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

14.7 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

14.8 Entire Agreement. This Agreement, together with all Schedules and Exhibits, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule and Exhibit, the following order of precedence will govern: (a) first, this Agreement, excluding its Schedules and Exhibits; (b) second, the Schedules and Exhibits to this Agreement as of the Effective Date.

14.9 Assignment. Licensee may assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement to any of its Affiliates or Subsidiaries. Any other assignment or transfer by Licensee shall require the prior written consent of Licensor, which consent shall not be unreasonably withheld, conditioned, or delayed. In the event Licensor does not respond within (10) Business Days of such consent being requested, Licensor will be deemed to have consented and Licensee may proceed with any such assignment or other transfer as provided in the notification requesting consent. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

14.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under, or by reason of this Agreement.

14.11 Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

14.12 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14.13 Governing Law; Submission to Jurisdiction.

(a) This Agreement and all related documents, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Florida, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Florida.

(b) Any legal suit, action, or proceeding arising out of or related to this Agreement or the licenses granted hereunder, or the validity or enforceability or scope of any Licensed Patent claim, or whether a Licensed Product infringes a Valid Claim, may be instituted in the state or federal courts of Miami Dade County, Florida or the federal District in which Miami Dade County sits. Each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party’s address set forth herein will be effective service of process for any suit, action, or other proceeding brought in any such court.

(c) To the extent that any provision of this Agreement references or relies upon a specific statute, regulation, legal concept, or procedural mechanism of the United States (including, without limitation, the United States Bankruptcy Code, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder), such provision shall be deemed to apply equally to any equivalent, analogous, or corresponding statute, regulation, legal concept, or procedural mechanism under the laws of the State of Florida, and the Parties agree to interpret and apply such provisions accordingly so as to give effect to the intent of the Parties.

14.14 Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

14.15 Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation, and agrees that, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

14.16 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts by manual signature or electronic signature complying with the Electronic Signatures in Global and National Commerce Act (E-SIGN), each of which will be deemed an original, and all of which together will constitute one and the same agreement. Counterparts delivered by email or other electronic transmission (including of an electronic signature) will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Project LightShift, Inc.

By	/s/ NadabAkhtar
Name: Nadab Akhtar
Title: President

Quantum Cyber N.V.

By:	/s/ David Lazar
Name: David Lazar
Title: CEO

SCHEDULE 1

LICENSED PATENTS

EXHIBIT A

DEVELOPMENT PLAN AND MILESTONE SCHEDULE

Quantum Antenna System Prototype